Exhibit 99.1
Celsion Announces CFO Departure

COLUMBIA, MD (PR Newswire) January 08, 2010 – CELSION CORPORATION (NASDAQ: CLSN) today announced the departure of Sean F. Moran, Chief Financial Officer, effective January 8, 2010.  Mr. Moran leaves Celsion to pursue other professional opportunities. Timothy J. Tumminello, CPA, the Company’s controller, will assume the position of Interim Chief Accounting Officer and the responsibilities of the Company’s financial officer. Celsion has retained CTPartners to lead its search for a new CFO.

“Celsion has great respect for Sean’s work and expertise,” commented Michael H. Tardugno, Celsion’s President and CEO.  “We wish him well in his future endeavors.”

About Celsion

Celsion is dedicated to the development and commercialization of innovative oncology drugs including tumor-targeting treatments using focused heat energy in combination with heat-activated drug delivery systems. Celsion has licensed ThermoDox® to Yakult-Honsha for the Japanese market and has a partnership agreement with Phillips Medical to jointly develop its heat activated liposomal technology in combination with high intensity focused ultrasound to treat difficult cancers. Celsion has research, license, or commercialization agreements with leading institutions such as the National Institutes of Health, Duke University Medical Center, University of Hong Kong, Cleveland Clinic, and the North Shore Long Island Jewish Health System.

For more information on Celsion, visit our website: http://www.celsion.com

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact:
Marcy Nanus
The Trout Group, LLC
646-378-2927 or mnanus@troutgroup.com